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EDITED TRANSCRIPT

ANF.N - Q2 2024 Abercrombie & Fitch Co Earnings Call

EVENT DATE/TIME: AUGUST 28, 2024 / 12:30PM GMT

CORPORATE PARTICIPANTS

Mohit Gupta *Abercrombie & Fitch Co - Investor Relation*

Fran Horowitz *Abercrombie & Fitch Co - Chief Executive Officer*

Scott Lipesky *Abercrombie & Fitch Co - Chief Financial Officer, Senior Vice President*

CONFERENCE CALL PARTICIPANTS

Dana Telsey *Telsey Advisory Group LLC - Analyst*

Corey Tarlowe *Jefferies LLC - Analyst*

Matthew Boss *JPMorgan Chase & Co. - Analyst*

Paul Lejuez *Citigroup Inc - Analyst*

Marni Shapiro *The Retail Tracker - Analyst*

Alex Straton *Morgan Stanley & Co. LLC - Analyst*

Janet Kloppenburg *JJK Research Associates - Analyst*

Mauricio Serna *UBS AG - Analyst*

Dylan Carden *William Blair & Co LLC - Analyst*

PRESENTATION

Operator

Good day and thank you for standing by. Welcome to the Abercrombie & Fitch second quarter 2024 earnings conference call. (Operator Instructions) Please be advised today's conference is being recorded.

I would now like to hand the conference over to your speaker today, Mohit Gupta. Please go ahead.

Mohit Gupta - *Abercrombie & Fitch Co - Investor Relation*

Thank you. Good morning and welcome to our second quarter 2024 earnings call. Joining me today on the call are Fran Horowitz, Chief Executive Officer, and Scott Lipesky, Chief Financial Officer and Chief Operating Officer.

Earlier this morning we issued our second quarter earnings release, which is available on our website at corporate.abercrombie.com, under the Investor section. Also available on our website is an Investor Presentation.

Please keep in mind that we will make certain forward-looking statements on the call. These statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties that could cause actual results to differ materially from the expectations and assumptions we mentioned today.

These factors and uncertainties are discussed in our reports and filings with the Securities and Exchange Commission. In addition, we'll be referring to certain non-GAAP financial measures during the call. Additional details and reconciliations of GAAP to adjusted non-GAAP financial measures are included in the release and the Investor Presentation issued earlier this morning.

Finally, references to Abercrombie brands include our Abercrombie & Fitch and Abercrombie Kids brands, and references to Hollister brands include our Hollister and Gilly Hicks brands.

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With that, I will turn the call over to Fran.

Fran Horowitz - *Abercrombie & Fitch Co - Chief Executive Officer*

Thanks, Mo, and thank you all for joining us this morning. I am incredibly proud to report our financial results exceeded the expectations we provided in May and set second quarter company records for both net sales and operating profit.

We delivered strong second quarter net sales growth of 21%, reaching $1.1 billion with an operating margin of 15.5%. We achieved these outstanding results, while also funding long-term growth priorities across regions and brands. After a historic success in the first half, our teams are energized and we've entered the second half ready to deliver for our global customers.

I am thrilled with our start to August and we are raising our full year sales growth and profitability expectations. For more context, in 2024, we've set out to demonstrate sustainable profitable growth on top of a defining fiscal year result in 2023.

I'm so proud of how we're showing up for our customer and we are clearly seeing them respond. In addition to record second quarter sales, this was our seventh consecutive quarter of net sales growth in a dynamic, often uncertain consumer environment which underlines the strength of our brands, our team, and our playbook.

We work every day to satisfy new and returning customers' needs across product voice, and experience. I believe our global brand portfolio is as strong as it's ever been. Combined with an agile modern supply chain and a culture of financial discipline, we believe we have all the pieces in place to deliver on our goals across a variety of macro environments. Sharing a bit more detail on Q2, I want to call out a consistent theme we've demonstrated over the last five quarters.

We are delivering strong top-line results, while also maintaining balance in how we're growing. Our second quarter sales growth was broad based, fueled by expansion across regions, brands and genders. We also saw growth in both units and AUR, consistent with the past five quarters.

There's balance in our product too, with growth across key categories, as our teams are delivering lifestyle assortments with increasing relevance to our local customers. On the gross profit line, we saw 240 basis points of rate expansion compared to last year. This was driven by higher AUR and improved product costs, partially offset by higher freight costs.

We also delivered operating leverage in the quarter, while funding important marketing, digital, technology, and people investments to support our long-term aspirations. All this great work led to operating income of $176 million for the quarter, nearly double the second quarter result from the prior year.

Continuing the theme of balance, we delivered growth across regions in the second quarter. The Americas continued to lead the way with 23% net sales growth, consistent with the first quarter. The Americas grew across markets with nice increases in traffic across direct selling channels.

In EMEA, putting aside a pandemic related sales rebound in early 2022, we demonstrated growth on growth for the first time in over 10 years, delivering 16% growth on top of 4% in the second quarter of 2023. Customers in both the UK and Germany continue to respond to the localized assortments and we're engaging with them through increased marketing and brand presence.

Finally, APAC grew 3% in the quarter on comparable sales growth of 21% where we continue to be led by our focus markets of China and Japan, as we engage that customer in new and different ways. We are energized to see the progress we've made to localize our playbook across regions this quarter, but we know there's more runway ahead of us.

On to the brands. Abercrombie brands had another outstanding quarter with net sales growth of 26% on top of 26% growth in the second quarter of 2023. Balanced growth continued in men's and women's and across categories, with seasonal shorts, swims, skirts and dresses performing well.

We also saw balanced growth in both AUR and units, as well as new and existing customers. As a follow-up to our highlights from the first quarter, the wedding shop continued to contribute nicely and has proven to be a great assortment extension.

The reaction from customers has exceeded our expectations and we have now entered the men's side with some suiting options to complement our dresses. We continue to prioritize customer acquisition in Abercrombie, funding effective marketing campaigns across digital and social channels. We are excited to enter the back half with more customer activations planned.

In the US, we released our latest NFL collection, further expanding on what has been a great partnership. Related to the collection, we have a number of exciting social and digital campaigns planned throughout the season to drive engagement. It's just one example of how Abercrombie Brands is working to win with both new and current customers in the second half of the year.

Moving on to Hollister brands, we continue to build momentum. Net sales growth of 17% exceeded our expectations and accelerated sequentially from 12% growth in Q1. Importantly, the balance continues from first quarter with both men's and women's growing, as well as expansion of both unit sales and AUR, the latter driven by lower promotions. On the product side, women’s saw balanced growth across categories with particular strength in skirts and dresses.

In men's, we saw shorts and graphic tees contribute to the growth. With the additional week of Back-to-School selling in the second quarter, we were pleased to see consistent growth trends and I'm very happy with how Back-to-School is going for us so far.

With great product, our goal now is to amplify the brand. On top of new store locations and refreshed store experiences, we're investing in incremental marketing to increase engagement and reintroduce Hollister brands to our target audience.

This increased marketing investment spans across digital and social channels, as well as through authentic real-life experiences and activations. One example is our Feel Good Fest, which is a concert and festival put on in partnership with high schools across the country.

More recently, as back-to-school and fall school sports have kicked off, we launched the Hollister Collegiate Graphic Shop. The collection of quality basics including crew neck sweatshirts, hoodies and tees, touting vintage inspired university logos and graphics represents more than 30 universities across the United States.

Hollister Brands is building nice momentum and we believe product collections like this can help bring new customers into the brand. As we reflect on our team's success and strong second quarter results, I'm as confident as ever in our global growth potential and our ability to make continued progress on growth and profitability in 2024, as reflected in our increased expectation for sales and operating margin.

As we enter the back half, our team remains on offense, while looking forward to the holiday season, and I'm thrilled with what we've seen in the third quarter so far. Looking further out, with a strong family of brands, a proven playbook and an evolving regional operating model, I believe our relationship with the customer continues to improve and we all see tremendous opportunity ahead.

We continue to further strengthen all aspects of the customer journey, developing a consistent, enduring business that can grow and succeed even in these dynamic and often uncertain times. A huge thank you to our associates around the world whose hard work, dedication and support of our customer have put us well on our way to sustainable, profitable growth in 2024.

And with that, I'll hand it over to Scott.

Scott Lipesky - *Abercrombie & Fitch Co - Chief Financial Officer, Senior Vice President*

Great, thank you. To echo Fran, we were very pleased with the first half of the year. Our teams continue to execute at a high level across the business, managing the day-to-day, while continuing to make progress on our long-term investment plan.

Getting into the results for the second quarter, we delivered record net sales of $1.13 billion, up 21% compared to last year, with growth across regions and brands. Similar to the first quarter, this is the first time in the history of the company we delivered over $1 billion in net sales in a fiscal second quarter.

On a reported basis, we saw a 320 basis points benefit from the calendar shift from the 53rd week in 2023, consistent with our expectations. Comparable sales grew 18%, representing the fifth consecutive quarter of double-digit comp sales growth in both the stores and digital direct selling channels.

On a regional basis, we again delivered growth across regions. Net sales grew 23% in the Americas, 16% in EMEA, and 3% in APAC. On a comp basis, sales grew 18% in the Americas, 17% in EMEA, and 21% in APAC.

In the Americas, similar to last quarter, we saw balanced growth across markets. In EMEA, the UK and Germany continued to lead the way, and we've now delivered year-over-year growth for five consecutive quarters in the region.

In APAC, we saw a large spread from comps to net sales growth, which was primarily driven by foreign currency and net store closures. From a brand perspective, Abercrombie brands delivered strong growth with net sales up 26% to last year, while Hollister brands growth accelerated to 17% as our customers responded favorably to our assortments and our marketing.

On a comp basis, Abercrombie grew 21% and Hollister grew 15%. For gross profit, we delivered a rate of 64.9% for the quarter, up 240 basis points compared to the 62.5% rate in 2023. We saw year-over-year benefits from lower cotton costs, as well as a benefit from lower promotions across brands on well-controlled inventories and strong product acceptance. These benefits were partially offset by higher freight costs. We ended the quarter with inventory up 9% to last year, with all brands in a clean position entering the fall season.

Moving on to expenses, operating expense excluding other operating income was $561 million for the quarter, compared to operating expense of $497 million last year. We continued to drive operating expense leverage with operating expenses as a percent of sales of 49.4% and improvement of 380 basis points compared to last year.

We saw similar themes to the first quarter in terms of year-over-year OpEx growth, with higher variable expenses on sales growth, as well as inflation and increased investments in marketing, digital and technology, and people.

For marketing, second quarter expense was in-line with expectations, finishing at around 4.5% of sales. Operating income was a record $176 million or 15.5% of sales compared to operating income of $90 million or 9.6% of sales last year.

Net income per diluted share was $2.50, up from $1.10 last year. EBITDA totaled $215 million, or 19% of sales, compared to EBITDA of $126 million, or 14% of sales last year.

On the balance sheet, we ended the quarter with cash and equivalents of $738 million and liquidity of approximately $1.2 billion. We delivered operating cash flow of roughly $165 million and had $43 million of capital expenditures.

We repurchased $15 million worth of shares, ending the quarter with $202 million remaining on our current share repurchase authorization. During the quarter, we fully redeemed the senior secured notes at par value with cash on hand, ending the quarter with no funded debt. We also amended and extended our asset-based credit facility. The maximum size of the credit facility was increased from $400 million to $500 million, inclusive of the new $100 million European sub-facility.

Moving forward, with the redemption of the senior secured notes behind us, we expect to prioritize share repurchases to put excess cash to work in the back half, subject to business performance, share price, and market conditions. At a minimum, we expect to buy back shares to offset net dilution from stock compensation.

On the store fleet, we ended the quarter with 757 stores. For the first half of the year, we opened 18 new stores, remodeled or right-sized 30 stores, and closed 26 stores. New and remodeled store performance has exceeded our expectations, and we are excited to deliver many new store experiences in the weeks and months to come.

For the full year, we expect to deliver approximately 60 new stores, 60 remodeled and right size, and 40 closures. Shifting to our expectations for the rest of fiscal 2024, we've had a strong start to the year delivering record net sales in the first half and the momentum has continued in the first few weeks of the third quarter.

For the third quarter, we expect net sales to be at low double digits compared to the third quarter 2023, level of $1.06 billion, including a year-over-year headwind of around $10 million or 90 basis points due to the calendar shift from the 53rd week in 2023. We expect growth across regions and brands and minimal impact from foreign currency.

We expect operating margin to be in the range of 13% to 14% compared to 13.1% in 2023. We expect the gross profit rate to be consistent with 2023. Now that we are through the majority of the cotton benefit, and we expect to see year-over-year freight pressure in the quarter.

We also plan to continue investing in our brands and infrastructure, which we expect will moderate potential OpEx leverage, keeping expected operating margins around 2023, levels. And we expect an effective tax rate in the mid-20s.

For the full year, we now expect net sales growth in the range of 12% to 13% up from the 2023 level of approximately $4.3 billion, an increase in the previous outlook of up around 10%. This outlook continues to include an adverse impact of around $50 million from the loss of the 53rd week in 2023. We've included a table in the press release to provide more detail on expected sales and comparative growth impacts by quarter and for the full year.

For operating margin, we expect to be in the range of 14% to 15%, increasing the high ends compared to our prior outlook. We continue to expect the year-over-year improvement to be driven by gross profit rate expansion from the combination of lower cotton costs and higher AURs on lower promotions and clearance selling, slightly offset by higher freight costs.

We also continue to expect full-year expense leverage, while executing our agile funding process to find ways to accelerate investments in the business in the months to come. We expect an effective tax rate in the mid-20s and capital expenditures of approximately $170 million.

To finish up, we are very happy with how our teams are executing across the business. We delivered record financial results in the first half, improved our balance sheet with the elimination of funded debt, and continued to invest in our brands and infrastructure. We look forward to executing our plans in the back half to deliver sustainable, profitable growth this year.

Operator, we are now ready for questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Dana Telsey, Telsey Advisory Group.

Dana Telsey - *Telsey Advisory Group LLC - Analyst*

Hi. Good morning, everyone, and congratulations on the very nice results.

Fran, if you think about the back-to-school selling season and the AUR growth, what have you seen in each brand, how does it differ by category?

And then Scott, unpacking the operating margin guide for the third quarter of the 13% to 14%. I think the consensus had been a little bit higher. Is it the gross margin with the freight expenses or the reduction of the lower cotton costs? If you could just expand on that and unpack that a little bit more. Thank you.

Fran Horowitz - *Abercrombie & Fitch Co - Chief Executive Officer*

Hey, Dana, good morning. Yeah, super excited about our quarter and certainly for the first half of the year. I mean, outstanding to have a second quarter of a billion dollars in sales and a balanced performance across brands, regions, and genders. Thrilled with back-to-school, both as we came out of the second quarter and how we started the third quarter.

What we're seeing in back-to-school is a nice reaction. The team got to work, it was actually two years ago this quarter when we took a step back a bit and had to really inspect what was going on with our back-to-school and our Hollister brand which we spent a lot of time rebuilding and rebranding.

What we're seeing is continued AUR growth. Since 2019, we've had double-digit growth in actually both brands and excited to see what that's driven by, which as you know, it comes down to product acceptance and financial control of our inventories. So we are seeing a balanced growth across brands and categories.

Scott Lipesky - *Abercrombie & Fitch Co - Chief Financial Officer, Senior Vice President*

Hi, Dana, it's Scott. I'll pick up the Q3. So yeah, coming off a great first half, so nice to see us set records for sales there in first quarter, second quarter also record operating margin -- or operating income there in Q2. As we think about Q3, very excited to come again with an up low double digits outlook on the top-line versus strong growth last year, like Fran said, good start to the quarter here. Happy with back-to-school and what we're seeing out of Hollister and Abercrombie obviously.

Breaking apart the rest of the P&L for Q3. On the gross profit rate line, what we are thinking is, we have a little bit of freight hurt, we'll probably get a little bit of AUR here in the quarter for all those reasons Fran just mentioned, and keep it pretty stable. And then on the operating expense line, we're going to continue to aggressively invest in the business.

We are investing in the short-term, some of those marketing efforts, but we are also making big significant long-term investments in the business, just make this infrastructure stronger, make our brands stronger. So the way we see that is maybe moderating that OpEx leverage a little bit versus what we've seen in the last couple of quarters.

So super excited about the guide for Q3, excited about the full year, taking up those sales outlook, as well as expanding that operating margin outlook to 14% to 15%, really exciting times for the company.

Dana Telsey - *Telsey Advisory Group LLC - Analyst*

Thank you.

Operator

Corey Tarlowe, Jefferies.

Corey Tarlowe - *Jefferies LLC - Analyst*

Great. Thanks and good morning, everybody. On the growth at Abercrombie, one of the really impressive aspects of the momentum that you've seen is your permission to go into other categories. So you highlighted the wedding shop, you've expanded the NFL partnership, and I've seen a new merchandise in stores and it looks awesome.

And you even highlighted growth in swim, which is a category that I think has been pressured across many other retailers in the sector. So could you maybe just talk about how you think about the various growth vectors for the Abercrombie brand and which of those growth vectors do you think could be most sizable over time?

And the other reason I ask that is because like the YPB brand, which you didn't mention in your prepared remarks, but I see that it seems to be doing fairly well in stores. So I'm curious how you think about ranking the various drivers of growth for Abercrombie as we look ahead?

Fran Horowitz - *Abercrombie & Fitch Co - Chief Executive Officer*

Hi, Corey, okay. So let's break that down a little bit. Incredibly excited about the performance for [ANF]. I mean to your point, [26% on 26%], growth on growth was super exciting to see. And that is being driven, as I say all the time, by staying close to the customer. I mean the team really spent a lot of time on customer insights and really understanding what matters to this consumer.

Wedding Shop, great example, beat our expectations again. We'll continue back into the fall season. As we've talked about weddings are now two, three, four day occasions and they're all year round. The wedding season has really expanded well into the fall season.

I'm glad you had a chance to go see the NFL collection. That is another great example. We started with the NFL, that partnership, about two years or three years ago, started small, started to build. Now proud to carry all 32 teams and have added categories.

So last year, mostly focused on fleece and t-shirts, and now you'll see sweaters and outerwear and hats, et cetera. So again, that's how we do it. We test, we learn, we continue to add categories and build on momentum.

So as far as prioritizing, there is just lots of exciting things happening out there. I guess you actually mentioned YPB as well. We are into our third year of growth in that category. Again, that was specifically asked for by our consumer, knowing that we could give them the right quality, the right product and the right fashion for them and they've responded. So lots of exciting things happening and continuing into the back half.

Corey Tarlowe - *Jefferies LLC - Analyst*

Great. And then could you just highlight what you're seeing from a digital perspective? I do believe that channel is also margin accretive. So would just be curious to hear about the momentum that you are seeing there. It seems like that channel has done quite well based on what we are seeing in our alternative data.

Scott Lipesky - *Abercrombie & Fitch Co - Chief Financial Officer, Senior Vice President*

Hi, Corey, yes. It's Scott, I'll grab this one. So digital has been doing well in double-digit comps we're seeing across channels. And really, I kind of take it back a couple of years ago between the strength of the brand, the strength of the assortment and really the teams we put in place on the digital side to improve that experience. Day in, day out, we are making investments in that experience across apps, across mobile web. And we are seeing that come through.

So with great products, we are managing the inventory, and we have a great experience. It is really setting up our digital business to grow. So we are excited about the growth we've seen. We expect more growth in the future, and we are investing there and just excited about what we're seeing.

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Corey Tarlowe - *Jefferies LLC - Analyst*

Great. Thank you very much.

Operator

(Operator Instructions) Matthew Boss, JPMorgan.

Matthew Boss - *JPMorgan Chase & Co. - Analyst*

So Fran could you elaborate on the clear excitement across brands? I think you said 3 times on the call, how thrilled you were about August. And just category trends that you are seeing into early fall and back-to-school. I think then Scott, it would be helpful, just relative to the 14% to 15% operating margins this year, just how best to think about incremental margin expansion opportunities multi-year.

Fran Horowitz - *Abercrombie & Fitch Co - Chief Executive Officer*

I'll kick off. So yes, to reiterate an outstanding second and first quarter, a great first half to the year. What we are most excited about is the fact that our growth is coming very balanced. So it's coming across brands, it is coming across regions, it's coming across genders. That's obviously what's enabled us to raise our full year outlook on sales growth and op margin for the year.

We are seeing a lot of consistency in categories. Tops are working, bottoms are working. We continue to have this incredibly growing dress business that's happening both in Abercrombie, as well as in Hollister Girls. We are also seeing new categories working. We just added some suiting to complement the Wedding Shop for him. So when he goes with her on all these elongated wedding weekends, he can also dress in Abercrombie best dress guest outfitting. So lots happening.

Back-to-school time, we are seeing nice excitement about denim. This low-rise baggy that we all called out here at Abercrombie, a couple of months ago and got after is working. So again, very balanced what we are seeing across brands, genders, regions as well as categories.

Scott Lipesky - *Abercrombie & Fitch Co - Chief Financial Officer, Senior Vice President*

Hi, Matt, I'll grab the other part. Yeah, so thinking about 14% to 15% operating margins this year, first off, very excited to be talking about those for the company. We've done a lot of work on every line on the P&L and excited to see that coming through in the numbers. As we look out into the future, not a lot to talk about today, but we believe we have opportunities across the P&L. Number one, on the top-line, we feel like we have a lot of growth left across our brands and regions.

We talk a lot about the Americas. It is by far our biggest region, growing at strong double digits. And that's with a whole lot of real estate opportunity left across brands and just a lot more customer growth available here in the US, and put that on multiples as we think about the international business.

We are underpenetrated in both Europe and APAC. So we are very focused on growing our customer base across those regions, building brand awareness and growing the top-line, and we believe we can do that.

As we think about the gross margin line, we talked a little bit earlier, we've made good strides on AUR. We are continuing to execute good product acceptance, good inventory management. Is there more on gross profit rate? Yeah, we can get more. It is continued to sell less clearance. We –you know us, we go into every quarter. We want to keep that AUR flat. If we can get more, we can get more.

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And then on the OpEx line, it is about investing in the business for the long-term. And if we can do that in the right way with good returns, we should see that operating leverage into the future. So that's really -- that's how we've gotten here over the past, and it is how we're thinking about the future.

Matthew Boss - *JPMorgan Chase & Co. - Analyst*

Great color. Best of luck.

Operator

Paul Lejuez, Citi.

Paul Lejuez - *Citigroup Inc - Analyst*

Hi, thanks guys. Curious if you can maybe talk about the progression of sales throughout the quarter? And also what you saw from a promotional perspective relative to what you thought you were going to see, what you're seeing for back-to-school on promotions and what you have built in for the fourth quarter as well?

And then just Scott, any sense of the year-end cash balance and just what you want to keep on the balance sheet in terms of minimum cash? Thanks.

Scott Lipesky - *Abercrombie & Fitch Co - Chief Financial Officer, Senior Vice President*

Yeah, let me kick off, Paul and Fran, you can add any color obviously. Progression of sales throughout the quarter, nice Q2, double-digit growth in each month of the quarter, which is exciting. And again, talking about double-digit growth as we get here into Q3. I mentioned it, Fran, we are excited about the start of Q3.

Our business actually improved pretty dramatically nicely in the past. We really ramped up last year. In 2023, as back-to-school, as Hollister started to get back into a groove. So we are excited to be talking about growth on growth again here in the third quarter.

Promotional, nothing is jumping off the page to us. I think you are seeing the brands that are performing well, being promotional, but promotional in their own way. That's the same way we're executing against our plans and happy with that. We always talk about being a promotional business, and we continue to do that, and we like the promos we are delivering. The customer is responding well.

Fran Horowitz - *Abercrombie & Fitch Co - Chief Executive Officer*

Yeah. Within that, too, I would say, Scott, I mean we -- as we've said, Paul many times, our promotions are based on our business. We work with the team literally every Monday to see what's working, what's not working in our business, and we drive our promotions based off of that. They've come down, as you well know, considerably over the years. So yes, we will always have some promotions in our business. We are not seeing anything extraordinary at this point.

Scott Lipesky - *Abercrombie & Fitch Co - Chief Financial Officer, Senior Vice President*

And then the last piece, year-end cash balance, No target sitting here today. We are really excited to get the senior secured notes, those 8.75% notes behind us, paid those in full in Q2 and came out of the quarter with a nice cash balance, $700 million and nice liquidity at $1.2 billion.

Looking out in the back half, I talked about, we'll focus more on share repurchases, with excess cash and just really like the fact that we have a strong balance sheet. It's continuing to enable us to invest in any environment.

We are opening 120 new store experiences this year. I talked a minute ago about investing in digital. We are investing in our teams outside of the US and inside the US and really setting up the company for long-term sustainable growth. So we are going to use that strong balance sheet in that way.

Paul Lejuez - *Citigroup Inc - Analyst*

Thanks, guys. Good luck.

Operator

Marni Shapiro, The Retail Tracker.

Marni Shapiro - *The Retail Tracker - Analyst*

Hi guys. Congratulations on an amazing quarter and first half. And best of luck for back-to-school in case I forget.

Can you talk to us about two things. One, your loyalty effort in each of the brands. I'm just curious, are you -- is your consumer engaged? Are you using loyalty programs? Are they meaningful? Are they growing? And then if you could also Fran just talk about your decision to partner with an external company to grow Abercrombie Kids and what that could mean for some of your other brands or sub-brands?

Fran Horowitz - *Abercrombie & Fitch Co - Chief Executive Officer*

Okay. Yeah, so exciting, the partnership that we just signed with Haddad. So we've talked for a while about the majority of our business being owned and operated and that we are continuing to look for opportunities to grow our business around the world.

Our brands are stronger than ever, as you know, and an opportunity to partnership to grow kids particularly outside of North America, where the majority of our business is today just speaks to long-term opportunities ahead for us.

Scott Lipesky - *Abercrombie & Fitch Co - Chief Financial Officer, Senior Vice President*

On the loyalty effort, Marni, happy with the programs. They continue to grow. It is a great way for us to engage with consumers. But just like every other piece of the consumer engagement, we are always looking at them, how do we evolve? What is the next level for loyalty?

So that's something that we continue to think about, just like every other piece of that customer engagement. So we are thinking about that today and we'll continue to think about it into the future. But to-date, loyalty programs have been a great asset for us.

Marni Shapiro - *The Retail Tracker - Analyst*

And does a percentage -- is there a percentage of your customer base that comes through the loyalty programs? Is it 50% are signed up? Is it higher than that? I'm just curious.

Scott Lipesky - *Abercrombie & Fitch Co - Chief Financial Officer, Senior Vice President*

Yeah, it's higher than that. We haven't given an exact number, but it is a good piece of our sales come through that loyalty base.

Marni Shapiro - *The Retail Tracker - Analyst*

Excellent. Thanks. I'll let somebody else take the next. Thanks guys.

Operator

Alex Straton, Morgan Stanley.

Alex Straton - *Morgan Stanley & Co. LLC - Analyst*

Perfect. Thanks for taking the question. Congrats on a great quarter. I just have two for you here. One is just on the gross margin freight being higher. I feel like a lot of peers are actually speaking to it still being a tailwind. So I'm just curious, what is happening there and then your outlook for the rest of the year?

And then for inventories, I saw 9%. I think it is the first time we've seen an inventory build like that in a bit. So I'm just curious how you feel about levels, composition? And how should we think about where that goes for the rest of the year? Thanks a lot.

Scott Lipesky - *Abercrombie & Fitch Co - Chief Financial Officer, Senior Vice President*

Yeah, for us, I'd say on the gross margin side, freight has turned to a bit of a headwind as we've got here in the back half. I think you've seen the ocean rates spiking up. That's been well documented out in the market. And then we are also seeing the air rates spiking up a bit too. There is some freight coming in here to the US. It's been a little busier than normal here in the summer season.

So for us, it is a little bit of a friction that's baked into our outlook. So nothing much more to say there. We are managing through whatever is happening, continues to happen in the Red Sea, as well as other lanes coming from Asia.

On the inventory side, up 9%. You really feel great about inventory at this point. Units are up -- units are less than that. We have a little extra freight in there because of those higher costs as well as tilting more into Abercrombie, and that brings a higher cost product versus Hollister.

So year-over-year, you get a little bit of a mix hit on that up 9%. But units have been tightly controlled. Each brand continues to be in that read and react, chase mode, and we are excited how that sets us up for the holiday season.

Alex Straton - *Morgan Stanley & Co. LLC - Analyst*

Great. Good luck.

Operator

Janet Kloppenburg, JJK Research.

Janet Kloppenburg - *JJK Research Associates - Analyst*

Congratulations to you all. One heck of a quarter. I wondered about -- you've had many, many quarters now of positive comps on top of really healthy positive comps. I'm wondering about clearance inventory levels, Fran, and are they starting to normalize? Or do you continue to be lower year-over-year? And how you think about your promotional cadence in the back half versus lean promotions last year?

And then just for Scott, on the freight, do you expect that freight -- in your guidance, do you expect that freight continues to be elevated? Or do you see it retreating sometime in the fourth quarter? Just wondering about the pace there. Thank you.

Fran Horowitz - *Abercrombie & Fitch Co - Chief Executive Officer*

Thanks Janet. Let me make sure I have the question right here. I mean regarding our clearance levels, they are certainly lower than they have been in the past. At some point, they certainly will normalize.

But the way that we're running the business, as you well know keeping this lean inventory, keeping it very fresh, as Scott mentioned a few minutes ago, very pleased with where the levels are -- and making sure that the team stays in this read and react mode and delivering our inventory just in time and knowing a bit about our inventory before we really go after it aggressively, is what's been driving this reduction in clearance and our expectations continue to run the business as we are.

Scott Lipesky - *Abercrombie & Fitch Co - Chief Financial Officer, Senior Vice President*

On the freight, I would say, not sure at this point. No one really can predict where the freight rates are going to go. They've been bouncing around a lot this summer. So for us, what we are doing is we are baking in elevated freight. We assume that continues into and through the fourth quarter.

We'll talk about 2025, we'll obviously learn a lot more as we get through kind of the holiday peak of deliveries here in that September, October time frame and see what 2025, looks like. But at this point, we are baking in higher rates for Q3 and Q4.

Janet Kloppenburg - *JJK Research Associates - Analyst*

But that would offset the -- are you seeing -- or the AUC tailwind -- diminished AUC tailwinds? Like does the freight increase totally compensate for that, Scott? And just for Fran, if you could talk about your -- about what you think about promotional levels for the second half of the year, year-over-year, I think that would help. Thank you.

Scott Lipesky - *Abercrombie & Fitch Co - Chief Financial Officer, Senior Vice President*

Yeah. Let me grab the [ACP]. So when you break apart AUC, and a lot of things we've been talking about over the years here is freight and cotton. In cotton, looking at that, the commodity, we've gotten through the biggest part of that tailwind here in Q2. Really nice to see the cotton market has been pretty stable. It is been kind of settling in around the $0.70 range.

So I'd like to see that kind of a round pre-pandemic level. So that could be a nice little tailwind as we go in the future, not material like we've seen over the past couple of quarters, coming off those really high rates over the past couple of years.

But when you think about that, freight versus cotton, maybe they net out. Maybe one wins one quarter, one loses the other quarter. So we'll see. But as we are thinking about it, that kind of nets and then we're going to focus on delivering that lean inventory, seeing what we can do on promotions and see if we can get a little bit more AUR and just continue the strong gross profit rates.

REFINITIV

Fran Horowitz - *Abercrombie & Fitch Co - Chief Executive Officer*

Yeah. I mean promotional levels for the back half, yes certainly the fourth quarter is always the most promotional quarter of the year. But as we think about heading into the back half and with the success that we're having right now with back-to-school and momentum we have in August, our expectation, as it always is, is going to each quarter with the expectation that our promotions will be the same or lower than they were in the season, -- the quarter prior.

But we do it weekly. We do it weekly with the team to see what's working, what's not working, heads down on our business, not worrying about what's happening in the rest of them all, but focused really on our business.

Janet Kloppenburg - *JJK Research Associates - Analyst*

Thanks so much. Lots of luck for a good second half.

Operator

Mauricio Serna, UBS.

Mauricio Serna - *UBS AG - Analyst*

Great. Good morning. Thanks for taking my question. Congrats on the results, first of all. I guess, first, a couple of questions on sales. Could you talk about what kind of growth you saw in UK and Germany? I know you've done a lot of work to improve the brand's positioning on those markets. So we would be interested to hear more about that.

And then on the guidance -- updated guidance for the year, I think like if you are back into Q4, the sales outlook implies like roughly [6.5% to 7.5%] growth when you -- excluding the impact from the calendar mix. So why are you seeing that makes you a little bit more conservative about Q4 relative to Q3? Thank you.

Scott Lipesky - *Abercrombie & Fitch Co - Chief Financial Officer, Senior Vice President*

Hi, Mauricio. All right. So let's start with UK and Germany. The great thing is those were our two largest countries in Europe, and they were two of our fastest-growing countries in Europe. And as we talk about this localization effort that we've been making over the past, call it, year or so, we are really focused on the UK and Germany coming out of the gate.

So we've increased our marketing spend, we've increased our product distortions in these countries and really focus there. Obviously, you start at the top on your biggest countries and then we will continue from there. So great to see these efforts working.

The strength in these two countries are really carrying the day in EMEA because again, they are the largest two countries. So really happy with what our teams are doing in those regions. As we think about guidance for Q4, yeah I mean, Q4 is way out in the distance. We are focused here on Q3. Excited to be talking about low double-digit growth in Q3 on top of a plus 20% last year. Really exciting to talk about the strength of the brands and the continued growth.

Q4 obviously, we'll talk a lot more as we get there. At this point, when you take away that 5.5 basis points -- or percentage points from the 53rd week, it is still, again growth on top of growth of a very strong Q4 last year. So really happy where the brands are positioned, where the company is positioned and where the inventory is positioned as we get into the back half.

Mauricio Serna - *UBS AG - Analyst*

Got it. And then just a quick follow-up on gross margin. I think if I understand the message from when you are talking about Q3 guidance, it kind of says that you expect gross margin to be relatively flat. Is that the same expectation for Q4?

And like I remember like you used to provide a little bit more details on contribution from cotton and AUR to Q2 gross margin gain. Could you provide any more details behind that? Thank you.

Scott Lipesky - *Abercrombie & Fitch Co - Chief Financial Officer, Senior Vice President*

Yeah. We provided some detail in the past. Obviously, there were some big, big moving parts. Those things have stabilized. So there is less detail in there. As we talk about Q2, nice AUR growth. Saw some -- the last bit of that cotton come through and then offset with some higher freight.

So that's kind of what we are seeing across the company. As we go into Q3, it is a little more stable as we've gotten through some of these big changes and getting back to those levers that we talked about on the last question.

We'll look to drive a little bit of AUR growth, we'll see a little bit of hurt from freight and then we'll see where the cotton costs come in for the quarter. So that's how we are thinking about gross margin for Q3. Nothing to talk about for Q4 yet. We will grab that on the next call.

Mauricio Serna - *UBS AG - Analyst*

Got it. Thank you. And congrats on the results.

Operator

Dylan Carden, William Blair.

Dylan Carden - *William Blair & Co LLC - Analyst*

Thanks a lot. Curious -- sort of in the interest of scaling the opportunity presented by aging up the Abercrombie brand, is there any detail even anecdotally about kind of customer mix shift that you are seeing if you look at kind of who's buying the brand versus particularly sort of pre-pandemic and sort of repeat purchases on top of that would be sort of helpful.

Scott Lipesky - *Abercrombie & Fitch Co - Chief Financial Officer, Senior Vice President*

Yeah, Dylan let me take that one off. So yeah, we have definitely seen in our data, the customer -- aging up versus pre-pandemic. We talked a lot about our goal was to separate that Hollister and Abercrombie brands. They were fighting in that teen space and aging up that Abercrombie consumer because we felt there was white space and kind of that post collegiate, early mid-20s customer and we've seen great results there. And we are seeing that age get up to that kind of mid-20s, which is awesome.

And back to the next point of the question is retention versus new customers. We are out there grabbing new customers. Our marketing efforts have been very well done. They have been effective. So we are driving new customers. And we're also driving retention.

Getting back to that first question around ANF, when Fran talked about these different categories. So bringing in things like Best Dress Guests, something small, making it big, bringing in NFL, bringing in YPB, these are all ways to retain our customers and give them something new each time they come back to us.

So that's what we are working on as a company and as a brand. We are really focused on new customer growth and retaining those customers for Abercrombie because we have this new opportunity to keep them for a very long time in this part of life, and we are really excited about that, and we're seeing it come through in the numbers.

Dylan Carden - *William Blair & Co LLC - Analyst*

Okay. Thank you.

Operator

And I'm not showing further questions at this time. I'd like to turn the call back over to Fran for any closing remarks.

Fran Horowitz - *Abercrombie & Fitch Co - Chief Executive Officer*

Thanks, everyone for joining the call today, and we look forward to providing more updates to you all soon.

Operator

Ladies and gentlemen, this does conclude today's presentation. You may now disconnect and have a wonderful day.